Exhibit 4.6

RULES OF THE FRIENDS

LIFE GROUP PLC LONG

TERM INCENTIVE PLAN

approved by the Resolution Limited Remuneration Committee on 4 December 2009 and adopted by Friends Life Group plc on 19 March 2010.

Further revised by the Resolution Limited Remuneration Committee on 6 December 2011 and approved by the Friends Life Group plc Board on 27

February 2012

Further revised by the Resolution Limited Remuneration Committee on 20 March 2013 and approved by the Friends Life Group plc Board on 21 March, subject to Resolution Limited shareholder approval received on 16 May 2013

And further revised by the Resolution Limited

Remuneration Committee on 18 June 2013

RULES OF THE

FRIENDS LIFE GROUP PLC LONG TERM INCENTIVE PLAN

1.	DEFINITIONS AND CONSTRUCTION

1.1	In the Rules the expressions set out below shall have the following meanings:

“Average Equity Price”	means, in relation to any shares or equity securities issued as consideration by an acquirer of RSL, the average closing middle market price of each share (or other equity security) issued as consideration over the 40 Business Days immediately prior to the announcement of such Takeover (or, if earlier, prior to the date on which the listing of the shares or equity securities was suspended pending publication of further information on the Takeover);

“Award”	a payment to be made to a Participant in respect of that Participant’s Units, subject to and in accordance with the Rules and calculated in accordance with Schedule 1;

“Bad Leaver”	has the meaning given in Rule 4.2;

“Business Days”	means a day (other than a Saturday or Sunday) on which banks are open for business in Guernsey or London;

“Company”	means Friends Life Group plc (formerly Friends Provident Holdings (UK) Limited), incorporated in England with number 6986155;

“Control”	in relation to a body corporate, means:

(i)	the ability of a person to ensure that the activities and business of that body corporate are conducted in accordance with the wishes of that person;

(ii)	the ownership of or entitlement to acquire the majority of the issued ordinary share capital or the voting rights in that body corporate; or

(iii)	the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or right to receive a majority of the assets of that body corporate on a winding up, and, in relation to a non-body corporate, means:

(iv)	the ability of a person to ensure that the activities and business of another person are conducted in accordance with the wishes of that person, and cognate expressions shall be construed accordingly;

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“Distributions”	means:

(i)	distributions made by RHN1 to the General Partner in accordance with clause 7 of the RHN1 Partnership Agreement; and

(ii)	at each Measurement Date or on the Takeover Date, the Relevant RHN1 Value;

“Eligible Executive”	subject to Rule 4.3, a person who is a director or employee of a member of the RHN1 Group;

“Financial Advisers”	means the Company’s auditors or such other independent investment bank or other financial advisers as the Company may appoint from time to time to advise in relation to the Plan;

“FL Group”	means the Company and its Subsidiaries and Subsidiary Undertakings from time to time;

“General Partner”	means RSL, as General Partner of RHN1;

“IRR Threshold”	has the meaning given in Schedule 3;

“Limited Partners”	means the limited partners of RHN1 from time to time;

“Measurement Date”	means each of:

(i)	30 June 2014;

(ii)	30 June 2015; or

(iii)	30 June 2016;

“Measurement Date Distribution”	means a Relevant Distribution made as a result of the IRR Threshold being equal to or greater than zero on a Measurement Date;
“Measurement Price”	means the closing middle market price of a RSL ordinary share on a given date (as derived from the London Stock Exchange Daily Official List);

“Partial Sale”	means the disposal of any part of the business of the FL Group (whether by share sale, asset sale, listing or any other means whatsoever) such that the business no longer forms part of the RHN1 Group; and excludes any single transaction whereby the RHN1 Group ceases to have any interest in the business of the FL Group (whether by a share sale, asset sale, listing or any other means whatsoever);

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“Participant”	an individual to whom a Unit has been granted or who is entitled to an Award which is still unpaid in whole or in part;

“the Plan”	the Friends Life Group plc Long Term Incentive Plan constituted by these Rules, including the Schedules, as amended from time to time;

“RD Pool”	has the meaning given in Schedule 1;

“Relevant Distribution”	means any Distribution made after the IRR Threshold has been met as determined in Schedule 3 and made in respect of the earlier of (i) the period up to and including 30 June 2016; and (ii) in the case of a Takeover, the period up to and including the Takeover Date;

“Relevant RHN1 Value”	in relation to a Measurement Date, means the average of the result of the following formulae:

(i)	RSL Ordinary ISC x Measurement Price; plus

(ii)	the aggregate market value of any other class of equity instruments issued by RSL, at a value determined by the RSL Remco acting fairly and reasonably; minus

(iii)	RSL Net Assets,

on each of the 40 Business Days commencing on the date following the relevant Measurement Date,

and, in relation to a Takeover Date, means the Takeover Price minus RSL Net Assets;

“Resolution Group”	means RSL and its Subsidiaries and Subsidiary Undertakings from time to time, including the RHN1 Group;

“RHN1”	means Resolution Holdco No 1 LP;

“RHN1 Group”	means any companies that are from time to time owned directly or indirectly by RHN1 (including the FL Group);

“RHN1 Partnership Agreement”	means the Limited Partnership Agreement entered into on 8 September 2009 between Resolution Limited, RCAP GP Limited and RCAP Investments S.a.r.l. in relation to RHN1 (as amended from time to time);

“RSL”	means Resolution Limited (company number 49558);

“RSL Net Assets”	means the value of:

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(i)	the assets and liabilities of RSL; minus

(ii)	the value of any ordinary shares held in treasury by RSL; minus

(iii)	the value of any subsidiary undertakings of RSL,

with the value of all such assets and liabilities being determined by the RSL Remco on a basis consistent with the basis used in the solus accounts of RSL most recently published prior to the relevant Measurement Date or the Takeover Date (as the case may be); plus

(iv)	the market value of any subsidiary undertakings of RSL not owned directly or indirectly by RHN1, the market value of any such subsidiary undertaking to be determined by the RSL Remco acting fairly and reasonably;

“RSL Ordinary ISC”	means the number of ordinary shares in issue at close of business (excluding any ordinary shares held in treasury by RSL) on a given date;

“RSL Remco”	means the remuneration committee of RSL or, on or after the occurrence of a Takeover, the remuneration committee of RSL as constituted immediately before such event occurs;

“the Rules”	means the rules of the Plan as amended from time to time (including any schedule to them);

“Subsidiary” and “Subsidiary Undertaking”	have the same meanings as in Sections 1159 and 1162 of the Companies Act 2006; and

“Takeover”	means any person or persons acting in concert (within the meaning ascribed to that expression in The City Code on Takeovers and Mergers) who did not previously have control of RSL, where “control” for these purposes shall have the meaning given in sub-paragraph (ii) of the definition “Control”;

“Takeover Date”	means (i) the date on which any offer for RSL which constitutes a Takeover becomes or is declared wholly unconditional; (ii) the date on which any scheme of arrangement relating to a Takeover becomes effective; or (iii) otherwise the date on which the Takeover becomes effective, provided, in each case, that such date shall be a date on or prior to 30 June 2016;

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“Takeover Distribution”	means a Relevant Distribution made as a result of the IRR Threshold being equal to or greater than zero on the Takeover Date;

“Takeover Price”	means:

(i)	the aggregate consideration payable for the entire issued ordinary share capital of RSL on a Takeover, calculated by multiplying the maximum consideration paid for one ordinary share pursuant to the Takeover (the “Ordinary Share Consideration”) by the number of ordinary shares in issue at the close of business on the Takeover Date (excluding any ordinary shares held in treasury by RSL), with shares or other equity securities issued as consideration for such ordinary shares valued at the Average Equity Price; plus

(ii)	the aggregate value of all options, convertible securities, warrants and other rights to subscribe for ordinary shares (or purchase of ordinary shares held in treasury) (“Subscription Rights”) in existence at the close of business on the Takeover Date, the value of a Subscription Right being (a) the Ordinary Share Consideration multiplied by the number of ordinary shares issuable on exercise of such Subscription Right; less (b) the exercise price payable on exercise of such Subscription Right; plus

(iii)	the aggregate value of any preference shares or other (non-convertible) equity securities of RSL in issue or irrevocably committed to be issued at the close of business on the Takeover Date (“Preference Shares”), the value of each Preference Share being (a) the highest price offered for the acquisition of such Preference Share in connection with the Takeover; or (b) if no such offer or acquisition has been made at the Takeover Date, the value at which such Preference Share was (or is to be) issued (less, in the case of Preference Shares not yet in issue, any outstanding subscription price payable for such share);

“Unit”	means a unit granted in accordance with Rule 2 and representing a contingent entitlement to receive an Award.

1.2	References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine shall include the feminine (and vice versa).

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2.	GRANT OF UNITS
2.1	Subject to Rule 2.4, the RSL Remco may at any time grant Units under the Plan to one or more Eligible Executives.
2.2	The RSL Remco in deciding to grant Units to an Eligible Executive may take into account the nature of the Eligible Executive’s services rendered, his position in the RHN1 Group, present and potential contribution to the Company’s success and such other factors as they deem relevant.
2.3	Each grant of Units shall be made on the terms set out in the Rules save that the RSL Remco may grant Units on special terms, or subject to other or additional conditions, to any individual Participant.
2.4	No grant of Units may be made to a person who is a director of RSL at the date of grant even if such person is otherwise an Eligible Executive. For the avoidance of doubt, a Participant who becomes a director of RSL following the grant of Units shall be entitled to retain his Units following such appointment.
2.5	Each grant shall be in respect of a specified number of Units. Grants under the Plan may not, subject to Rule 4.6, be made over more than 10,000 Units in total and no grant shall be made to the extent it results in either a single Participant having been granted more than 20 per cent. of the RD Pool in total or all Participants in aggregate being entitled to more than 75 per cent. of the RD Pool. A Unit may be granted to more than one Eligible Executive provided that the aggregate amount of the Award payable on each Unit shall not exceed 1/10,000 of the RD Pool. Subject to Rule 4, a Unit shall continue to be held by a Participant notwithstanding that an Award may have been made in respect of such Unit.
2.6	The allocation of Units is only notional and does not give any Participant any entitlement to receive any payment or to receive any interest in the shares in the Company or in its assets, save as specifically provided in these Rules. Units have no value unless and until allocated to an Eligible Executive.
2.7	Grant of Units on one occasion will not entitle a Participant to be granted Units on any future occasion.
2.8	No Units may be granted under the Plan after 31 December 2019.
3.	PAYMENT OF AWARDS
3.1	As soon as reasonably practicable after the occurrence of each Relevant Distribution, the RSL Remco shall calculate the total value of the Award applicable to each individual Participant in respect of his or her Units in relation to that Relevant Distribution, in each case in accordance with Schedule 1.
3.2	The RSL Remco’s calculation of the amount of the RD Pool (as defined in Schedule 1) shall be reviewed by the Financial Advisers in relation to the first Relevant Distribution (but no such review is required in relation to any subsequent Relevant Distribution). The Financial Advisers will be asked to certify that the RD Pool has, in their opinion, for that Relevant Distribution been correctly calculated in accordance with the rules. If so certified, that amount shall be used for the purposes of the Plan.

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3.3	The Award shall, subject to Rules 3.3A, 3.4, 4 and 5, be delivered as follows:
(a)	one-third of the Award shall be paid to each Participant as soon as practicable following the calculation of the amount due to that Participant in accordance with Schedule 1;
(b)	one-third of the Award will be deferred and delivered on the first business day falling 12 months after the date of the Relevant Distribution concerned; and
(c)	one-third of the Award will be deferred and delivered on the first business day falling 24 months after the date of the Relevant Distribution concerned.
3.3A	Where a Relevant Distribution is a Measurement Date Distribution or a Takeover Distribution, the Award shall, subject to Rules 4 and 5, be delivered as follows:
(a)	in respect of a Measurement Date Distribution, the Award shall be paid in full to each Participant in ordinary shares in RSL valued at the closing mid-market price as derived from the London Stock Exchange Daily Official List on the preceding Business Day (or, if the RSL Remco so determines, cash) to the prescribed value as soon as practicable following the calculation of the amount due to that Participant in accordance with Schedule 1;
(b)	in respect of a Takeover Distribution where the Takeover Date is a date on or prior to 30 June 2014, the Award shall be paid at the times prescribed by Rule 3.3 above, with each payment made in accordance with Rule 3.4 below;
(c)	in respect of a Takeover Distribution where the Takeover Date is a date after 30 June 2014 and on or before 30 June 2015, one-half of the Award shall be paid to each Participant on or about 1 September 2015 and one-half of the Award will be deferred and delivered to each Participant on or about 1 September 2016, with each payment made in accordance with Rule 3.4 below; and
(d)	in respect of a Takeover Distribution where the Takeover Date is a date after 30 June 2015 and on or before 30 June 2016, the Award shall be paid in full to each Participant on or about 1 September 2016, with the payment made in accordance with Rule 3.4 below.
3.4	The Award will be delivered in ordinary shares in RSL valued at the closing mid-market price as derived from the London Stock Exchange Daily Official List on the preceding Business Day to the prescribed value on each occasion or, if the Company (with the consent of the RSL Remco) so determines, cash or other securities or other assets or of deferred rights to receive a cash payment, which in each case have the same value, at the date of the Relevant Distribution concerned (ignoring the provisions of Rule 3.5), as the relevant proportion of the Award. There is no guarantee that such shares, securities or other assets will be of the same value at the time when they are delivered or paid to the Participant.
3.5	Receipt of those parts of each Award be delivered otherwise than in cash shall not be subject to any condition other than that the relevant individual continues to be employed by a member of the Resolution Group, the RHN1 Group or the FL Group continuously from the date of the Relevant Distribution concerned until the date on which the relevant part of the Award is due to be delivered. If a Participant becomes a Bad Leaver, then, unless the RSL Remco otherwise agrees, the Award will lapse and the Participant will be entitled to no further payment under the Plan. If a Participant ceases to be an Eligible Executive in circumstances where he is not a Bad Leaver, then, subject to Rule 4.4, the Award will continue.

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3.6	The RSL Remco may determine, when the value of any Award is calculated, that:
(a)	a larger proportion of the Award than is specified in Rule 3.3(a) shall be paid immediately in cash in accordance with that Rule 3.3(a); or
(b)	for all individuals (or for specified individuals) the relevant period of deferral in Rule 3.3(b) or (c) should be less than specified in that Rule.
3.7	Any payment or delivery of any shares or other assets under the Plan shall be made after deduction of any tax or other withholdings which the Company or any company which employs or formerly employed the Participant is required by applicable law to withhold or deduct. The Company shall be entitled to sell the appropriate proportion of any shares, securities or other assets that would otherwise be delivered in order to fund such tax or other withholdings. The Company may also deduct from any payment or delivery an amount equal to any amount then owing by the Participant to the Company or to any other member of the RHN1 Group.
4.	TERMINATION OF EMPLOYMENT
4.1	If a Participant ceases to be an Eligible Executive and is a Bad Leaver then any outstanding Units held by that Participant or, where Units have been granted to more than one Participant in accordance with Rule 2.5, the Participant’s interest in such Units and any part of that Participant’s Award which has not been paid on the date on which the Participant’s employment terminates and payment or delivery of which has not then become due will lapse and/or be forfeited, unless RSL Remco otherwise agrees, and the Company will have no further liability to that Participant.
4.2	A Participant will be a Bad Leaver if:
(a)	he or she has ceased to be an Eligible Executive in circumstances where the Participant’s employment is terminated (or could lawfully have been so terminated) by the Participant’s employer with immediate effect in accordance with the terms of the Eligible Executive’s contract of employment (other than where such termination takes place or could have taken place only as a consequence of the Eligible Executive being unable to perform his duties because of sickness, injury or other incapacity);
(b)	the Participant has resigned from his or her employment other than where such resignation was as a consequence of:

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(i)	sickness, injury or other incapacity; or

(ii)	conduct on the part of his or her employer which the Participant was entitled to treat as a repudiatory breach of contract by the Participant’s employer; or

(iii)	such other circumstances as the RSL Remco may in any particular case agree; or

(c)	unless the RSL Remco otherwise agrees, the Participant ceases to be an Eligible Executive other than due to his or her employment with the RHN1 Group terminating as a result of a Partial Sale and he has, on the date on which his employment terminates, less than 9 months service (during the period commencing on 5 November 2009) with a member of the RHN1 Group; or
(d)	following cessation of employment, the Participant is in material breach of obligations binding on the Participant under his employment arrangements (including, without limitation, obligations in relation to confidentiality or any non- solicitation or non-compete obligations imposed on him) and the RSL Remco, resolves that the Participant should be treated as a Bad Leaver

4.3	For the purposes of this Rule 4, the Participant will not cease to be an Eligible Executive if, while ceasing to be employed by a member of the RHN1 Group, he remains in employment with any member of the Resolution Group.
4.4	If a Participant ceases to be an Eligible Executive and is not a Bad Leaver then the Company may, by notice in writing to the Participant, require the Participant to release his rights under the Plan in exchange for a cash payment. The cash payment shall be either:
(a)	such amount as the Company (with the consent of the RSL Remco) agrees with the Participant; or
(b)	in the absence of that agreement, such amount as the Financial Advisers determine to be, in their opinion, the fair value of the Participant’s Units or, where Units have been granted to more than one Participant in accordance with Rule 2.5, the Participant’s interest in such Units at the date on which such notice is given and which is agreed by the Company (with the consent of the RSL Remco). The amount so determined by the Financial Adviser shall, in the absence of manifest error (and subject to that agreement), be final and binding on the Company and the Participant.

If the amount determined by the Financial Advisers is not agreed by the Company (and consented to by the RSL Remco) within 30 days of the determination being made, the notice given by the Company to the Participant shall lapse and cease to be of effect.
4.5	As soon as reasonably practicable following agreement of the amount payable under Rule 4.4, the Company shall pay the relevant amount, subject to Rule 3.7, to the Participant and on such payment all outstanding Units, or interests in Units, held by that Participant and any Award which has not then become due for payment will lapse and/or be forfeited and the Company will have no further liability to that Participant.

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4.6	If any Units (or any interest in them) or Awards lapse or are forfeited under this Rule 4, such Units (or interests in Units) will, for the purpose of the limit referred to in Rule 2.5, be treated as if they had never been granted and they may therefore be granted to another Eligible Executive.
5.	AMENDMENT

The Company, with the consent of the RSL Remco, may suspend, amend or alter the Plan at any time, but no such change may impair or adversely affect the rights of a Participant in relation to an existing grant of Units or existing Award in any material respect without that Participant’s consent.
6.	RIGHTS OF PARTICIPANTS
6.1	The action of the Company in establishing the Plan, and any action taken by it or the RSL Remco or any delegate of the RSL Remco under or in respect of the Plan shall not be construed as giving to any person the right to be retained in the employment of the Company or any other member of the Resolution Group, the RHN1 Group or the FL Group.
6.2	If a Participant shall cease for any reason to be in the employment of any member of the Resolution Group, the RHN1 Group or the FL Group, he shall not be entitled, (and hereby agrees to waive any such entitlement which he may otherwise have as a condition of his participation in the Plan), by way of compensation for loss of office or employment or otherwise howsoever, to any sum or any benefit to compensate him for any consequential loss or curtailment of any right or benefit accrued or in prospect under the Plan, and any such loss or curtailment shall not form part of any claim for damages for breach of any contract of employment of the Participant or any other claim whatsoever. A Participant’s rights in relation to the Plan in such circumstances shall only be those rights (if any) which he has under the Rules.
6.3	Participants’ only rights under the Plan are to receive payment from the Company in the circumstances set out in the Rules. Participants are unsecured creditors of the Company. The Company is not obliged to maintain assets in a separate fund or trust or earmark assets to meet its liabilities under the Plan.
6.4	Individuals will not, by virtue of the administration of the Plan or the exercise of any power or discretion under it, have any claim against any employee or officer of the Company or any member of the RSL Remco.
6.5	Units (and interests in Units) and Awards may not be transferred, assigned or charged, except that the Company, in accordance with a recommendation of the RSL Remco, may adopt reasonable procedures to allow a Participant to designate a beneficiary of any amount that may be paid in respect of the Participant after the Participant’s death.
6.6	No payment made under the Plan shall be pensionable salary or remuneration for the purposes of the Participant’s pension.

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7.	ADMINISTRATION AND OPERATION OF THE PLAN
7.1	The Plan will be administered by the Company which may, subject to the consent of the RSL Remco, establish such regulations in relation to the operation of the Plan, not inconsistent with these Rules, as it may from time to time determine.
7.2	Participation in the Plan is personal to each Participant. It is a condition of participation in the Plan that Participants keep entirely confidential the fact that they have been granted Units (or interests in Units) under the Plan, the number of Units (or interests in Units) which they have been granted and the terms of the Plan.
7.3	All determinations and decisions made for the purposes of the Plan by the Company, or by the RSL Remco, or by both jointly (depending on the procedure for that particular provision of the Plan and including, without limitation, the interpretation of any of the Rules) shall be final, conclusive and binding on all Participants.
7.4	All costs of the establishment, operation and administration of the Plan shall be borne by the Company.
7.5	The Company may, in its discretion (but subject to the consent of the RSL Remco), delegate to appropriate officers of the Company the administration of the Plan. All authority delegated under this Rule shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Company.
7.6	Any notices or cheques sent to a Participant shall be sent to the Participant by the Company at the address last notified by him to the Company, at the Participant’s risk. Any notices to the Company shall be sent to the Company’s registered office for the attention of the Company Secretary.
8.	GOVERNING LAW This Plan is governed by and shall be construed in accordance with English law.

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SCHEDULE 1

CALCULATION OF AWARD AMOUNT ON A RELEVANT DISTRIBUTION

Amount of Award

The amount of the Award due on a Relevant Distribution shall be calculated as follows:

1.	Each Unit shall, subject to paragraph 3 below, entitle the holder or holders to an aggregate amount equivalent to 1/10,000th of the value of the pool in relation to that Relevant Distribution (the “RD Pool”).
2.	The RD Pool in respect of a Relevant Distribution shall be determined as follows:
(a)	in the case of the first Relevant Distribution and any Relevant Distributions made on or after 30 June 2014, the RD Pool shall be equal to:

2% of (DMA – CMA)

where DMA and CMA are determined as set out in Schedule 2 and are calculated immediately after the Relevant Distribution concerned; and

(b)	in the case of a Relevant Distribution made before 30 June 2014 which is not the first Relevant Distribution, the RD Pool shall be equal to 2% of that Relevant Distribution.

3.	For each individual the total value of the Award (A) to be made to that individual shall be calculated as follows:

A = (UV x N) x S/TP

Where:

UV	is the amount due in respect of each Unit calculated in accordance with paragraphs 1 and 2 above expressed in pounds sterling;
N	is the total number of Units held by the individual (solely or on a joint basis in accordance with Rule 2.5) on the date of the Relevant Distribution unless the Relevant Distribution is a Measurement Date Distribution or a Takeover Distribution, where “N” is:
(i)	in respect of a Measurement Date Distribution, or a Takeover Distribution where the Takeover Date is after 30 June 2015 and on or before 30 June 2016, one-third of the total number of Units held by the individual (solely or on a joint basis in accordance with Rule 2.5) on the date of the Relevant Distribution; or

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(ii)	in respect of a Takeover Distribution where the Takeover Date is after 30 June 2014 and on or before 30 June 2015, two-thirds of the total number of Units held by the individual (solely or on a joint basis in accordance with Rule 2.5) on the date of the Relevant Distribution;
S	is the Total Period of Employment provided that the RSL Remco may decide to increase the value of S in any particular case or in particular circumstances (i) where a single individual has been granted a Unit, up to but not exceeding the value of TP; or (ii) where a Unit has been granted to more than one individual in accordance with Rule 2.5, up to a value which, when aggregated with the value of S for the other individual(s) who hold the same Units, does not exceed the value of TP;
TP	is the total period from 5 November 2009 to the date of the Relevant Distribution (inclusive) expressed in days.
4.	For the purpose of determining the value of S in this Schedule 1, “Total Period of Employment” means the total period of employment which the individual had with any member of the RHN1 Group during the period between 5 November 2009 and the date of the Relevant Distribution (inclusive) expressed in days except that where an individual ceases to be an Eligible Employee as a result of a Partial Sale and is not upon cessation of employment, or does not subsequently become, a Bad Leaver, the individual shall be deemed to be continuing in employment of the RHN1 Group at the date of the Relevant Distribution.

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SCHEDULE 2

CALCULATION OF CMA AND DMA

The RSL Remco will procure the preparation of a Contributions Made Account (the “CMA”) and a Distributions Made Account (the “DMA”) in respect of each quarter of each financial year of the Company up to and including 31 March 2020.

The CMA shall (subject to such adjustments as the RSL Remco acting fairly and reasonably considers necessary to ensure that the calculation operates as originally intended and is not unduly impacted by intra-group transactions or other circumstances not intend to impact the original calculation) be calculated as follows:

CMA(1) = CMA(0) + APCC

where:

“APCC”	means the aggregate value of any Partner Capital Contributions made during the relevant quarter;
“Partner Capital Contributions”	means any capital contributions made to RHN1 by the General Partner and the Limited Partners as notified to the RSL Remco by the General Partner; and
“CMA(0)”	means the amount of the CMA at the beginning of the relevant quarter.

The DMA shall be calculated as follows:

DMA(1) = DMA(0) + PD

where:

“PD”	means the aggregate value of any Distributions made to RSL and the Limited Partners during the quarter as notified to the RSL Remco by the General Partner (including, for the avoidance of doubt, any made on the last day of such quarter); and
“DMA(0)”	means the amount of the DMA at the beginning of the relevant quarter.

Where it is necessary for the DMA to be calculated in connection with a Distribution being made during a quarter, such that it is necessary to identify the DMA at the date of distribution, references to the end of the relevant quarter shall be taken to be references to the date of distribution, and references to the relevant quarter period shall be taken as being references to the period between the beginning of the quarter and such date of distribution.

Where DMA(1) is calculated in respect of a Measurement Date, the Relevant RHN1 Value will be treated as a Distribution made on that Measurement Date but it will then be excluded from the calculation of DMA(1) for any subsequent quarter.

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SCHEDULE 3

DETERMINATION OF WHETHER IRR THRESHOLD HAS BEEN MET

The RSL Remco will procure the preparation of an IRR Account (the “IRRA”) in respect of each quarter of each financial year of the Company up to and including 31 March 2020.

The IRR Threshold shall be separately measured on each Measurement Date or Takeover Date and shall be satisfied on each occasion on which a Distribution results in the IRRA being equal to or greater than zero.

The IRRA shall (subject to such adjustments as the RSL Remco acting fairly and reasonably considers necessary to ensure that the calculation operates as originally intended and is not unduly impacted by intra-group transactions or other circumstances not intended to impact the original calculation) be calculated as follows:

IRRA(1) = IRRA(0) - APCC - AR + PD

where:

“APCC”	means the aggregate value of any Partner Capital Contributions made during the relevant quarter;
“AR”	means the Agreed Return in respect of the relevant quarter;
“Partner Capital Contributions”	means any capital contributions made to RHN1 by the General Partner and the Limited Partners as notified to the RSL Remco by the General Partner;
“PD”

means the aggregate value of any Distributions made to RSL and the Limited Partners during the quarter as notified to the RSL Remco by the General Partner (including, for the avoidance of doubt, any made on the last day of such quarter);

“IRRA(0)”	means the amount of the IRRA at the beginning of the relevant quarter;
the “Agreed Return”	shall be calculated as follows:-

IRRA(0) x [1.12 ^ (N / Y) -1] -

PCC x [1.12 ^ (N(CC) / Y) -1] +

PD x [1.12 ^ (N(D) / Y) -1 ]
save that:

(i)	where more than one Partner Capital Contribution has been made during a relevant quarter, the second row of the calculation of Agreed Return shall be repeated once for each such Partner Capital Contribution; and

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(ii)	where more than one Distribution has been made to RSL and the Limited Partners during the relevant quarter, the third row of the calculation of Agreed Return shall be repeated once for each such Distribution to RSL and the Limited Partners, where:

“PCC”	means a Partner Capital Contribution made during the relevant quarter;
“N(CC)”	means the number of days from the date on which the Partner Capital Contribution was made until the end of the relevant quarter concerned;
“N(D)”	means the number of days from the date on which any Distribution to RSL and the Limited Partners was made until the end of the relevant quarter;
“N”	means the number of days in the relevant quarter; and
“Y”	means 365 (or 366 in a leap year).

Where the Agreed Return is required to be calculated in connection with a Distribution being made during a quarter, such that it is necessary to identify the IRRA at the date of distribution, references to the end of the relevant quarter shall be taken to be references to the date of distribution, and references to the relevant quarter period shall be taken as being references to the period between the beginning of the quarter and such date of distribution.

Where the IRRA(1) is calculated for a Measurement Date, the Relevant RHN1 Value will be treated as a Distribution made on that Measurement Date but it will then be excluded from the calculation of IRRA(1) for any subsequent quarter.

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